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                                                               Exhibit (a)(1)(J)

                               INFORMATION NOTICE

TO THE RECORD HOLDERS OF SHARES OF
         SUNQUEST INFORMATION SYSTEMS, INC.

         As record holders of shares of common stock of Sunquest Information Systems, Inc. ("Sunquest"), we mailed to you on June 29, 2001 certain tender offer materials that described our offer to purchase all of the outstanding shares (the "Shares") of common stock of Sunquest at a price of $24.00 per Share, net to the seller in cash. In connection with our offer, on July 3, 2001, we filed a statement on Schedule 13D (the "Schedule 13D") with the Securities and Exchange Commission in accordance with Regulation 13D of the Securities Exchange Act of 1934, as amended, and mailed a copy of the Schedule 13D along with a copy of the Schedule TO that we filed with the Securities and Exchange Commission on June 29, 2001 (collectively and as amended, modified or supplemented, the "Pennsylvania Filings") to the Pennsylvania Securities Commission (the "Pennsylvania Commission") in accordance with the provisions of Section 8(a) of the Pennsylvania Takeover Disclosure Law ("PTDL").

         Pursuant to Section 8(a) of the PTDL, we must undertake to notify the Sunquest Pennsylvania shareholders of record that the Pennsylvania Filings are on file with the Pennsylvania Commission and may be inspected during normal business hours. Accordingly, we hereby notify you that the Pennsylvania Filings are available for inspection at the Pennsylvania Commission's principal office during normal business hours. The Pennsylvania Commission's office is located at the Eastgate Office Building, 2nd Floor, 1010 North Seventh Street, Harrisburg, Pennsylvania 17102-1410.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 27, 2001, UNLESS THE OFFER IS EXTENDED AS PROVIDED IN THE TENDER OFFER MATERIALS THAT WERE PREVIOUSLY MAILED TO YOU.

                                            Very truly yours,

                                            SUNSHINE ACQUISITION CORPORATION

July 10, 2001